EXHIBIT 99.1

APPROVED BY:	Rick Coté Executive Vice President and Chief Operating Officer 201-267-8000

CONTACT:	Financial Dynamics Leigh Parrish/Stephanie Rich 212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER AND

SIX-MONTH RESULTS

~ Second Quarter Adjusted Diluted Earnings Per Share of $0.06 and $0.02 on a GAAP Basis ~

~ Company Remains on Track to Reach Annualized Cost Savings Goal ~

Paramus, NJ – September 3, 2009 – Movado Group, Inc. (NYSE: MOV), today announced second quarter and six-month results for the period ended July 31, 2009. For the second quarter, adjusted diluted earnings per share were $0.06 compared to $0.39 in fiscal 2009 (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, diluted earnings per share were $0.02 and included a $1.3 million pre-tax charge in interest expense related to the refinancing and repayment of the Company’s former credit and note agreements.

Second Quarter Fiscal 2010
•	Net sales in the second quarter of fiscal 2010 were $89.7 million compared to $129.7 million.
•	Gross profit was $52.7 million, or 58.7% of sales, compared to $83.2 million, or 64.1% of sales last year.
•	Operating expenses decreased $22.5 million, or 31.2%, to $49.5 million versus $72.0 million last year.
•	Operating profit was $3.1 million compared to $11.1 million in the year-ago period.
•

Net income in the quarter was $0.5 million. Excluding the after-tax effect of the aforementioned charge, adjusted net income was $1.4 million compared to adjusted net income of $9.8 million in the prior year period, which excludes a charge related to the Company’s expense reduction plan.

First Half Fiscal 2010

•	Net sales in the first six months of fiscal 2010 were $157.3 million compared to $231.0 million.
•	Gross profit was $89.7 million, or 57.0% of sales, compared to $147.5 million, or 63.8% of sales last year.
•	Operating expenses decreased $37.1 million, or 27.5%, to $97.7 million versus $134.8 million last year.
•	Operating loss was $8.0 million compared to operating income of $12.8 million in the year-ago period.
•

Net loss was $8.4 million compared to net income of $9.4 million in the year-ago period. Excluding the effect of the charge recorded in the second quarter of fiscal 2010, adjusted net loss was $7.6 million, or $0.31 per diluted share, compared to adjusted net income of $11.0 million, or $0.42 per diluted share, which excludes a charge related to the Company’s expense reduction plan.

Efraim Grinberg, President and Chief Executive Officer, stated, “We are pleased with our results during the quarter and our ability to return to profitability earlier than anticipated. We maintained our disciplined approach to managing our business, while continuing to offer compelling marketing and advertising campaigns that differentiate our brands in the marketplace. As consumers continue to be conservative with their spending, we remain focused on delivering value in each of our brands, from the high end of the luxury market to the more affordable fashion watch category. We have a strong portfolio of brands and a well-diversified global business which, combined with our improved productivity, will enable us to emerge even stronger as the economy improves.”

Rick Coté, Executive Vice President and Chief Operating Officer, stated, “The aggressive actions we took last year to enhance our operational efficiencies are continuing to translate into tangible improvement in our financial results. Through continued execution of our expense management program, we remain on track to reach our goal of annualized cost savings of between $50 to $60 million, most of which we expect to realize in the current fiscal year. Additionally, we are continuing to focus on cash flow as well as reducing inventory levels to align with current sales trends. We remain confident in our ability to return to being free cash flow positive this year.”

Fiscal 2010 Guidance

Movado Group reiterated today that it estimates fiscal 2010 fully diluted earnings per share to be approximately $0.50, including the one-time charge recorded in the second quarter, compared to fully diluted earnings per share of $0.09 recorded in fiscal 2009. This guidance continues to be predicated on an improvement in sales trends during the second half of fiscal 2010, as retailers purchase inventory in preparation for the holiday season, resulting in an expected high single-digit sales decline for the full year.

The Company’s management will host a conference call today, September 3rd at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website: www.movadogroup.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and Lacoste watches worldwide, and operates Movado boutiques and company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release and management believes they present information regarding the Company that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

The Company is presenting operating income excluding severance related expense and presenting net income excluding severance related expenses and refinancing related expenses because the Company believes that it is useful to investors to eliminate the effect of these unusual items in order to improve the comparability of the Company’s results for the periods presented.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement the new Movado brand strategy, the ability of the new Movado brand strategy to improve the Company’s net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

(Tables to follow)

MOVADO GROUP, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2008	2009	2008

Net sales	$89,701	$129,689	$157,276	$231,042

Cost of sales	37,037	46,527	67,589	83,539

Gross profit	52,664	83,162	89,687	147,503

Selling, general and administrative expenses	49,547	72,022	97,689	134,750

Operating income / (loss)	3,117	11,140	(8,002)	12,753

Interest expense	(2,301)	(794)	(2,846)	(1,500)
Interest income	149	523	200	1,480

Income / (loss) before income taxes and noncontrolling interests	965	10,869	(10,648	12,733

Provision for / (benefit from) income taxes	481	2,669	(2,222)	3,236
(Loss) / income attributed to noncontrolling interest	(44)	64	6	112

Net income / (loss)	$528	$8,136	$(8,432)	$9,385

Net income / (loss) per diluted share	0.02	0.32	(0.34	0.36
Number of shares outstanding	24,744	25,384	24,485	26,033

MOVADO GROUP, INC.

Reconciliation tables

(in thousands, except per share data)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2008	2009	2008

Operating income / (loss) (GAAP)	$3,117	$11,140	$(8,002)	$12,753
Severance related expenses (1)	-	2,192	-	2,192
Adjusted operating income / (loss) (non-GAAP)	$3,117	$13,332	$(8,002)	$14,945

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2008	2009	2008

Operating income / (loss) (GAAP)	$528	$8,136	$(8,432)	$9,385
Refinancing expenses and fees (2)	839	-	839	-
Severance related expenses (1)	-	1,644	-	1,644
Adjusted operating income / (loss) (non-GAAP)	$1,367	$9,780	$(7,593)	$11,029

Adjusted net income / (loss per share (non-GAAP)	$0.06	$0.39	$(0.31)	$0.42
Number of shares outstanding	24,744	25,384	24,485	26,033

(1)	Charges related to the implementation of the Company's expense reduction plans.

(2)

Expenses and fees associated with the refinancing and repayment of the Company's former credit and note agreements which included a non-cash pre-tax charge of 0.2 million related to the accelerated recognition of deferred financing costs and a pre-tax charge of 1.1 million for fees due to the former lenders. Both charges were recorded in Interest Expense on the Consolidated Statements of Income.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	July 31, 2009	January 31, 2009	July 31, 2008

ASSETS

Cash and cash equivalents	$47,474	$86,621	$84,503
Trade receivables, net	76,689	76,710	96,372
Inventories	248,187	228,884	238,736
Other current assets	41,560	47,863	48,352
Total current assets	413,910	440,078	467,963

Property, plant and equipment, net	60,920	66,749	71,472
Deferred income taxes	27,020	23,449	20,223
Other non-current assets	24,502	33,714	38,404
Total assets	$526,352	$563,990	$598,062

LIABILITIES AND EQUITY

Loan payable to banks	$-	$40,000	$-
Current portion of long-term debt	-	25,000	10,000
Accounts payable	13,607	20,794	21,331
Accrued liabilities	38,445	47,686	43,543
Deferred and current income taxes payable	3,463	430	568
Total current liabilities	55,515	133,910	75,442

Long-term debt	40,000	-	49,776
Deferred and non-current income taxes payable	810	6,856	6,577
Other non-current liabilities	20,190	22,459	24,306
Noncontrolling interest	1,700	1,506	1,960
Shareholders' equity	408,137	399,259	440,001
Total liabilities and equity	$526,352	$563,990	$598,062